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Orbital ATK, Inc.
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Explanatory Note

Attached is a presentation that Orbital ATK, Inc. intends to use in connection with upcoming meetings with stockholders and other parties in connection with our 2017 Annual Meeting of Stockholders.

Restatement – Background and Update Presentation to Investors June 2017

Introduction OA completed its restatement with the filing of its Form 10-Q for Q1 2017 on May 26, 2017. The company is now a current filer, with its Annual Meeting of Stockholders scheduled for August 10, 2017 Audit Committee and Board have worked diligently to resolve issues leading to restatements First restatement due to auditor revisiting a prior purchase accounting decision Second restatement issue identified and addressed because of Audit Committee oversight Issue identified through Audit Committee’s detailed post-merger review of OA’s financials Audit Committee Chair in near daily contact with investigation team and senior management Audit Committee held weekly calls with management, investigation team, PwC and Deloitte North American leaders of both PwC and Deloitte's Assurance (Audit) practices praised leadership and oversight by Audit Committee Chair and Committee Audit Committee and Board believe full extent of underlying issues identified and addressed Comprehensive and decisive remedial actions taken: Strengthened financial and accounting practices Upgraded experience and professionalism of personnel in finance organization Implemented more robust company-wide process to identify, track and resolve complex transactions and disclosure Expanded and intensified training program for personnel on controls and procedures Consolidated two control frameworks and rationalized underlying processes On May 1, 2017, OA announced that it changed auditors from PwC to Deloitte OA had no material disagreements with either firm Impact on shareholders Even with restatement, OA Total Shareholder Return since merger is +54.78%, ahead of S&P 500 (+23.81%) and S&P A&D index (+41.75%) 2

Audit Committee Douglas Maine - Chairman Independent Serves on Audit Committees of two other public companies: BroadSoft (Chairman) and Albemarle Former Chief Financial Officer of IBM and MCI Senior Advisor and Limited Partner at Brown Brothers Harriman Roman Martinez IV Independent Audit Committee Chairman of Cigna Former Managing Director, Lehman Brothers Gen. Kevin P. Chilton, U.S. Air Force (retired) Independent Former Audit Committee member of Level 3 (NYSE: LVLT) and Anadarko Petroleum (NYSE: AEUA) Responsible for U.S. Air Force long term budget, 2004-2006 Former Commander of U.S. Strategic Command Former Commander of U.S. Air Force Space Command Former NASA Astronaut Lt. Gen. Ronald T. Kadish, U.S. Air Force (retired) Independent Oversaw over $3B in annual programs at USAF Center of Excellence for command and control systems Former Program Director for U.S. Air Force F-15 and F-16 programs Executive Vice President, Booz Allen Hamilton, Inc. Former Director, U.S. Missile Defense Agency Former Commander, U.S. Air Force Electronics Systems Center 3

Background Orbital ATK (“OA”) is a global Aerospace & Defense company established through merger of Orbital Sciences and Alliant Techsystems (“ATK”) in early 2015 ATK spun off its sporting business as Vista Outdoor immediately prior to merger ATK’s CEO and other senior leaders joined Vista Outdoor OA’s Board and Management came from both Orbital and ATK Independent Chairman and Audit Committee Chair both held same roles at ATK CEO and CFO were formerly Orbital Science’s Chairman & CEO and Vice Chairman & CFO Before merger, ATK had been audited by Deloitte and Orbital Sciences by PwC For both companies, in prior 15 years: All audit opinions were unqualified No material weaknesses reported in internal controls over financial reporting (ICFR) Since 2015, OA has upgraded its Finance organization 11 new additional finance professionals, 9 of whom have “Big 4” backgrounds Includes new SVP of Finance and new Controller & Principal Accounting Officer New SOX analysis and reporting unit created in 2016 4

First Restatement: Result of New Accounting Interpretation In January 2016, PwC notified OA that based upon recent precedent with another PwC client in Aerospace & Defense industry, it believed OA needed to apply purchase accounting on acquired percentage of completion contracts (POC) in different way Accounting impact on OA was not material. Total non-cash impact to EBIT for 9-month period was only $(234)K However, OA was required to restate quarterly financials, since EBIT impact was $(24)M in Q2 2015 with an offsetting +$24M in Q3 2015 Due to restatement, OA and Audit Committee examined other accounts Following that review, OA recognized account review adjustments to EBIT of $(8)M in Q2 2015 and $(10)M in Q3 2015 Because of restatement, four material weaknesses reported in internal control over financial reporting OA's remediation plan included updating accounting policies for dealing with complex transactions, hiring additional personnel in Finance organization, ensuring more completeness over purchase accounting reviews, and providing more timely account reconciliation The Audit Committee and senior management believe remediation plan has addressed these material weaknesses and believes OA will report them as remediated at the appropriate time 5

Second Restatement: Result of Issues Identified With Single Contract Following the merger, Audit Committee recommended OA launch an enterprise-wide business optimization program with a focus on reducing levels of working capital Management increased focus on working capital and Audit Committee began more detailed review of accounts receivable information at each meeting Management began examining all long-term contracts to determine if receivables could be billed and collected sooner As part of this examination, accounting issues with Lake City Contract were identified and reported promptly to Audit Committee Chair, Audit Committee, and full Board of Directors Audit Committee and senior OA management then oversaw internal investigation of accounting for Lake City Contract In addition to Lake City, long-term contracts across the company have now been reexamined by management. Accounting and internal controls have been validated 6

Executive Summary: Two Unconnected Financial Restatements First Restatement Second Restatement Issue Purchase accounting for acquired percentage of completion (“POC”) contracts in connection with merger of Orbital Sciences and ATK Issue Inaccurate estimation of contract costs at completion for single long-term contract at Small Caliber Systems Division of Defense Systems Group, formerly a subsidiary of ATK Contributing Factors New accounting interpretation that was a departure from long-standing industry accounting practice Contributing Factors Application of a prior accounting policy (fully disclosed in 10K’s), and inappropriate behavior by lower-level personnel at business unit level Design and operation of internal controls related to bid process, contract cost estimation, and implementation of ERP systems Background PwC advised that another Aerospace & Defense client had changed purchase accounting for POC contracts following a new interpretation, and urged OA to follow suit OA reevaluated its purchase accounting treatment and conformed it to meet the new interpretation Background OA management undertook project to reduce working capital at direction of post-merger Audit Committee and its Chair Identified increasing unbilled receivable for contract Contract costs were understated Once accounting corrected, contract was in loss position, requiring restatement of prior periods Financial Implication Non-cash, immaterial earnings impact in total 9-month transition period, but because amounts were moved between quarters, exceeded materiality thresholds in both quarters Financial Implication Audit Committee confirmed issue isolated to single contract Non-cash, material earnings impact of $(374)M [$(32)M in Q2 2013 and $(342) million in Q2 2014]; immaterial impact in subsequent periods Additional impairments to goodwill of $(3M) and long-lived assets of $(10M) 7

Executive Summary: Two Unconnected Financial Restatements (Cont’d) First Restatement Second Restatement Material Weaknesses Four weaknesses related to: Accounting for complex transactions Maintaining sufficient complement of personnel with expertise in accounting for complex transactions Controls for purchase accounting related to percent of completion accounting Controls over integration of accounting operations of two merged companies Material Weaknesses Two weaknesses related to: Control environment at Company’s Defense Systems Group and Small Caliber Systems Division Controls for contract accounting in Small Caliber Systems Division Remediation Hire additional experienced staff Revise accounting policies Implement process to identify, track and resolve complex transactions Redesign purchase accounting processes and controls Revise account reconciliation policy and implement company-wide balance sheet review process Remediation Terminate responsible personnel; take adverse compensation action for divisional managers; add supervision Hire additional accounting and controls personnel in Small Caliber Systems Division Increase accounting policy and controls training Implement enhanced controls for unbilled accounts receivables Review material long-term contracts company-wide Status Two of the four material weaknesses have been closed. The remaining two material weaknesses have been remediated and are in the process of being tested Status Complete, but material weaknesses cannot be considered remediated until enough time has passed and testing completed Takeaway for Shareholders Audit Committee and senior management believe plan has addressed material weaknesses and expect OA will report them as remediated at appropriate time Takeaway for Shareholders No similar situations found with any other long-term contract Audit Committee and senior management believe plan has addressed material weaknesses and expect OA will report them as remediated at appropriate time 8

Post Restatement: Change in Auditor OA’s independent Audit Committee, having worked extensively with both Deloitte and PwC throughout the restatement process, was able to evaluate both firms based on direct experience Neither OA nor the Audit Committee had any material disagreements with either firm After completion of restatement, Audit Committee performed further evaluation of audit firms After careful consideration, at its regular meeting on May 1, 2017, the Audit Committee selected Deloitte as OA’s auditor for 2017 9

Takeaways for Shareholders: Engaged and Dedicated Oversight OA’s Management, Audit Committee and Board have worked diligently to resolve the issues leading to these restatements, and have been transparent with shareholders regarding restatements and the ongoing business OA's CEO, COO and CFO have been proactive throughout Lake City process, setting appropriate "tone at the top” in both internal and external communications Throughout process, Company has endeavored to keep shareholders informed to the maximum extent possible about restatement as well as the ongoing business During investigation, Audit Committee Chair was in near daily contact with investigation team and senior management. Audit Committee had weekly calls with management, investigation team, PwC, and Deloitte Jacob Frenkel, independent counsel to Audit Committee and former federal prosecutor and former attorney in SEC Enforcement Division, has described leadership of Audit Committee and its Chairman as "exemplary” North American leaders of both PwC and Deloitte's Assurance (Audit) practices have been highly appreciative of Audit Committee Chairman and Committee leadership and oversight 10

Takeaways for Shareholders: A More Robust Control Environment OA’s senior management, Audit Committee and full Board remain committed to ensuring a strong control environment OA has taken comprehensive and decisive actions to remediate the material weaknesses Strengthened financial and accounting practices Upgraded experience and professionalism of personnel in Finance organization Implemented updated company-wide process to identify, track and resolve complex transactions and disclosure Expanded and intensified training program for personnel in Finance and in other areas on ICFR, disclosure controls and procedures, and importance of adhering to OA policies and procedures Audit Committee, full Board of Directors and Senior Management all firmly believe OA's actions have identified full extent of underlying issues, thoroughly addressed contributing factors, and put in place robust control environment to prevent any such issues in future 11

Historical Share Price and Total Shareholder Returns Q1 2015 Earnings Release Total Shareholder Return Since Merger Completion (2/9/15-6/26/17) Orbital ATK 54.78% S&P 500 Index 23.81% S&P Aerospace & Defense Index 41.75% Board declares $0.26/share quarterly dividend, expands share repurchase program Stock Performance (2/9/15-6/26/17) Completion of Merger Q2 2015 Earnings Release Q3 2015 Earnings Release Q4 2015 Earnings Release Q1 2016 Earnings Release Q2 2016 Business Update, 2nd restatement announcement Q3 2016 Business Update 1st restatement announcement Filing of 10-KT/A Source: Bloomberg 12

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